Exhibit 99
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                          AMES DEPARTMENT STORES, INC.

                      2000 STORE MANAGER STOCK OPTION PLAN

1.       Purpose.

                  The Ames Department Stores, Inc. 2000 Store Manager Stock Option Plan (the "Plan") is intended to provide incentives which will attract, retain and motivate highly competent persons as store managers of Ames Department Stores, Inc. (the "Company") and of any of its subsidiary corporations now existing or hereafter formed or acquired, by providing them opportunities to acquire shares of the common stock of the Company, par value $.01 per share ("Common Stock"). Furthermore, the Plan is intended to assist in aligning the interests of the Company's store managers with those of its stockholders.

2.       Administration.

                  (a) The Plan shall be administered by a committee (the "Committee"), which shall be the Board of Directors of the Company (the "Board"), or, once established, a committee or subcommittee of the Board of Directors appointed by the Board from among its members. The Committee may be the Board's Compensation Committee. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Awards granted hereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all participants and their legal representatives. No member of the Board, no member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, except in circumstances involving his or her bad faith, gross negligence or willful misconduct, or for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated. The Company shall indemnify members of the Committee and any agent of the Committee who is an employee of the Company, against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person's bad faith, gross negligence or willful misconduct.

                  (b) The Committee may delegate to one or more of its members, or to one or more agents, such administrative duties as it may deem advisable, and the Committee, or any person to whom it has delegated duties as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company, or the subsidiary or affiliate whose employees have benefited from the Plan, as determined by the Committee.

3.       Participants.

                  Participants shall consist of such store managers of the Company and any of its subsidiaries (other than any officer or director of the Company) as the Committee in its sole discretion determines to be significantly responsible for the success and future growth and profitability of the Company and whom the Committee may designate from time to time to receive Awards under the Plan. Designation of a participant in any year shall not require the Committee to designate such person to receive an Award in any other year or, once designated, to receive the same type or amount of Award as granted to the participant in any other year. The Committee shall consider such factors as it deems pertinent in selecting participants and in determining the type and amount of their respective Awards.


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4.       Type of Awards.

                  Awards under the Plan shall be granted as Stock Options (as described below, the "Awards"). Awards shall be evidenced by agreements (which need not be identical) in such forms as the Committee may from time to time approve; provided, however, that in the event of any conflict between the provisions of the Plan and any such agreements, the provisions of the Plan shall prevail.

5.       Common Stock Available Under the Plan.

         (a) Shares Available. The aggregate number of shares of Common Stock that may be subject to Awards granted under this Plan shall be 500,000 shares of Common Stock, which may be authorized and unissued or treasury shares, subject to any adjustments made in accordance with Section 7 below.

         (b) Shares Underlying Awards That Again Become Available. Any shares of Common Stock subject to a Stock Option, which for any reason are cancelled, terminated without having been exercised, forfeited, settled in cash or delivered to the Company as part or full payment for the exercise of a Stock Option, shall again be available for Awards under the Plan.

6.       Stock Options.

         (a) In General. The Committee is authorized to grant Stock Options to store managers of the Company and any of its subsidiaries and shall, in its sole discretion, determine the store managers who will receive Stock Options and the number of shares of Common Stock underlying each Stock Option. No Stock Options awarded under the Plan are intended to qualify as "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Each Stock Option shall be subject to such terms and conditions consistent with the Plan as the Committee may impose from time to time. In addition, each Stock Option shall be subject to the following limitations set forth in this Section 6.

         (b) Exercise Price. Each Stock Option granted hereunder shall have such per-share exercise price as the Committee may determine on the date of grant; provided, however, that the per-share exercise price shall not be less than 100 percent of the Fair Market Value (as defined in Section 12 below) of the Common Stock on the date the option is granted.

         (c) Payment of Exercise Price. The Stock Option exercise price may be paid in cash or, in the discretion of the Committee, by the delivery of shares of Common Stock then owned by the participant, by the withholding of shares of Common Stock for which a Stock Option is exercisable, or by a combination of these methods. In the discretion of the Committee, payment may also be made by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms. The Committee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of the Plan, including, without limitation, in lieu of the exercise of a Stock Option by delivery of shares of Common Stock then owned by a participant, providing the Company with a notarized statement attesting to the number of shares owned, where upon verification by the Company, the Company would issue to the participant only the number of incremental shares to which the participant is entitled upon exercise of the Stock Option. In determining which methods a participant may utilize to pay the exercise price, the Committee may consider such factors as it determines are appropriate.

         (d) Exercise Period. Stock Options granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee; provided, however, that no Stock Option shall be exercisable later than five years after the date it is granted. All Stock Options shall terminate at such earlier times and upon such conditions or

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circumstances as the Committee shall in its discretion set forth in such option agreement on the date of grant, or as otherwise provided herein.

7.       Adjustment Provisions.

                  If there shall be any change in the Common Stock of the Company, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spinoff, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company, an adjustment shall be made to each outstanding Stock Option such that each such Stock Option shall thereafter be exercisable for such securities, cash and/or other property as would have been received in respect of the Common Stock subject to such Stock Option had such Stock Option been exercised in full immediately prior to such change or distribution, and such an adjustment shall be made successively each time any such change shall occur. In addition, in the event of any such change or distribution, in order to prevent dilution or enlargement of participants' rights under the Plan, the Committee shall have the authority to adjust, in an equitable manner, the number and kind of shares that may be issued under the Plan, the number and kind of shares subject to outstanding Awards, the exercise price applicable to outstanding Awards, and the Fair Market Value of the Common Stock and other value determinations applicable to outstanding Awards. Appropriate adjustments may also be made by the Committee in the terms of any Awards under the Plan to reflect such changes or distributions and to modify any other terms of outstanding Awards on an equitable basis. In addition, the Committee is authorized to make adjustments to the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles.

8.       Change in Control.

         (a) Accelerated Vesting. Notwithstanding any other provision of this Plan, if there is a Change in Control of the Company (as defined in Section 8(b) below), the Committee, in its discretion, may take such actions as it deems appropriate with respect to outstanding Awards, including, without limitation, accelerating the exercisability, vesting and/or payout of such Awards.

         (b) Definition. For purposes of this Section 8, a "Change in Control" of the Company shall be deemed to have occurred upon any of the following events:

                  (i) any person or other entity (other than any of the Company's subsidiaries or any employee benefit plan sponsored by the Company or any of its subsidiaries) including any person as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), becomes the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of more than 35 percent of the total combined voting power of all classes of capital stock of the Company normally entitled to vote for the election of directors of the Company (the "Voting Stock");

                  (ii) the stockholders of the Company approve the sale of all or substantially all of the property or assets of the Company and such sale occurs;

                  (iii) the Company's Common Stock shall cease to be publicly traded (other than a suspension of trading that lasts for a short period of time);

                  (iv) the stockholders of the Company approve a consolidation or merger of the Company with another corporation (other than with any of the Company's subsidiaries), the consummation of which would result in the stockholders of the Company immediately before the occurrence of the consolidation or merger owning, in the aggregate, less than 60 percent of the Voting Stock of the surviving entity, and such consolidation or merger occurs; or

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                  (v) a change in the Company's Board occurs with the result that the members of the Board on the Effective Date (as defined in Section 19 below) of the Plan (the "Incumbent Directors") no longer constitute a majority of such Board, provided that any person becoming a director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest or the settlement thereof, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose election or nomination for election was supported by two-thirds (2/3) of the then Incumbent Directors shall be considered an Incumbent Director for purposes hereof. Notwithstanding anything contained in the Plan to the contrary, a Change in Control of the Company shall not include an initial or subsequent public offering of the Company.

         (c) Cashout. The Committee, in its discretion, may determine that, upon the occurrence of a Change in Control of the Company, each Stock Option outstanding hereunder shall terminate within a specified number of days after notice to the holder, and such holder shall receive, with respect to each share of Common Stock subject to such Stock Option, an amount equal to the excess of the Fair Market Value of such shares of Common Stock immediately prior to the occurrence of such Change in Control over the exercise price per share of such Stock Option; such amount to be payable in cash, in one or more kinds of property (including the property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine.

9.       Termination of Employment.

         (a) Subject to any written agreement between the participant and the Company or any of its subsidiaries, if a participant's employment is terminated due to death or disability:

                  (i) all unexercisable Stock Options held by the participant on the date of the participant's death or the date of the termination of his or her employment, as the case may be, shall immediately become exercisable as of such date and shall remain exercisable until the earlier of (A) the end of the one-year period following the date of the participant's death or the date of the termination of his or her employment, as the case may be, or (B) the date the Stock Option would otherwise expire; and

                  (ii) all exercisable Stock Options held by the participant on the date of the participant's death or the date of the termination of his or her employment, as the case may be, shall remain exercisable until the earlier of
(A) the end of the one-year period following the date of the participant's death or the date of the termination of his or her employment, as the case may be, or
(B) the date the Stock Option would otherwise expire.

         (b) Subject to any written agreement between the participant and the Company or any of its subsidiaries, if a participant's employment is terminated by the Company for Cause (as defined in Section 9(e) below), all exercisable and all unexercisable Stock Options held by the participant on the date of the termination of his or her employment for Cause shall immediately be forfeited by such participant as of such date.

         (c) Subject to any written agreement between the participant and the Company or any of its subsidiaries, if a participant's employment is terminated for any reason other than for Cause or other than due to death or disability:

                  (i) all unexercisable Stock Options held by the participant on the date of the termination of his or her employment shall immediately be forfeited by such participant as of such date; and

                  (ii) all exercisable Stock Options held by the participant on the date of the termination of his or her employment shall remain exercisable until the earlier of (A) the end of the 90-day period following the date of the termination of the participant's employment or (B) the date the Stock Option would otherwise expire.

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         (d) Notwithstanding anything contained in the Plan to the contrary, the
Committee may, in its sole discretion, provide that:

                  (i) any or all unexercisable Stock Options held by the participant on the date of the participant's death and/or the date of the termination of his or her employment shall immediately become exercisable as of such date and shall remain exercisable until a date that occurs on or prior to the date the Stock Option is scheduled to expire; and/or

                  (ii) any or all exercisable Stock Options held by the participant on the date of the participant's death and/or the date of the termination of his or her employment shall remain exercisable until a date that occurs on or prior to the date the Stock Option is scheduled to expire.

         (e) For purposes of this Section 9, "Cause" shall include, but is not limited to:

                  (i) any willful and continuous neglect of or refusal to perform the employee's duties or responsibilities with respect to the Company or any of its subsidiaries, insubordination, dishonesty, gross neglect or willful malfeasance by the participant in the performance of such duties and responsibilities, or the willful taking of actions which materially impair the participant's ability to perform such duties and responsibilities, or any serious violation of the rules or regulations of the Company;

                  (ii) the violation of any local, state or federal criminal statute, including, without limitation, an act of dishonesty such as embezzlement, theft or larceny;

                  (iii) intentional provision of services in competition with the Company or any of its subsidiaries, or intentional disclosure to a competitor of the Company or any of its subsidiaries of any confidential or proprietary information of the Company or any of its subsidiaries; or

                  (iv) any similar conduct by the participant with respect to which the Company determines in its discretion that the participant has terminated employment under circumstances such that the payment of any compensation attributable to any Award granted under the Plan would not be in the best interest of the Company or any of its subsidiaries.

10.      Transferability.

                  Each Award granted under the Plan to a participant which is subject to restrictions on transferability and/or exercisability shall not be transferable other than by will or the laws of descent and distribution, and/or shall be exercisable, during the participant's lifetime, only by the participant. In the event of the death of a participant, each Stock Option theretofore granted to him or her shall be exercisable during such period after his or her death as the Committee shall in its discretion set forth in such option or right on the date of grant and then only by the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant's rights under the Stock Option shall pass by will or the laws of descent and distribution. Notwithstanding the foregoing, at the discretion of the Committee, an Award may permit the transferability of such Award by a participant solely to members of the participant's immediate family or trusts or family partnerships for the benefit of such persons, subject to any restriction included in the Award agreement.

11.      Other Provisions.

                  Awards granted under the Plan may also be subject to such other provisions (whether or not applicable to the Award granted to any other participant) as the Committee determines on the date of grant to be appropriate, including, without limitation, for the installment purchase of Common Stock under Stock Options, to assist the participant in financing the acquisition of Common Stock, for the forfeiture of, or restrictions on resale or other disposition of, Common Stock acquired under any form of Award, for the acceleration of exercisability or vesting of Awards in the event of a Change in Control of the Company, for the payment of the value of Awards to participants

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in the event of a Change in Control of the Company, or to comply with federal and state securities laws, or understandings or conditions as to the participant's employment in addition to those specifically provided for under the Plan.

12.      Fair Market Value.

                  For purposes of this Plan and any Awards granted hereunder, Fair Market Value shall be (i) the closing price of the Common Stock on the date of calculation (or on the last preceding trading date if Common Stock was not traded on such date) if the Common Stock is readily tradable on a national securities exchange or other market system or (ii) if the Common Stock is not readily tradable, the amount determined in good faith by the Committee as the fair market value of the Common Stock.

13.      Withholding.

                  All payments or distributions of Awards made pursuant to the Plan shall be net of any amounts required to be withheld pursuant to applicable federal, state and local tax withholding requirements. If the Company proposes or is required to distribute Common Stock pursuant to the Plan, it may require the recipient to remit to it or to the corporation that employs such recipient an amount sufficient to satisfy such tax withholding requirements prior to the delivery of any certificates for such Common Stock. In lieu thereof, the Company or the employing corporation shall have the right to withhold the amount of such taxes from any other sums due or to become due from such corporation to the recipient as the Committee shall prescribe. The Committee may, in its discretion and subject to such rules as it may adopt (including any as may be required to satisfy applicable tax and/or non-tax regulatory requirements), permit an optionee or Award or right holder to pay all or a portion of the federal, state and local withholding taxes arising in connection with any Award consisting of shares of Common Stock by electing to have the Company withhold shares of Common Stock having a Fair Market Value equal to the amount of tax to be withheld, such tax calculated at rates required by statute or regulation.

14.      Tenure.

                  A participant's right, if any, to continue to serve the Company as an employee or otherwise, shall not be enlarged or otherwise affected by his or her designation as a participant under the Plan.

15.      Unfunded Plan.

                  Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

16.      No Fractional Shares.

                  No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, or Awards, or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

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17.      Duration, Amendment and Termination.

                  No Award shall be granted more than five years after the Effective Date; provided, however, that the terms and conditions applicable to any Award granted prior to such date may thereafter be amended or modified by mutual agreement between the Company and the participant or such other persons as may then have an interest therein. The Board may amend the Plan from time to time or suspend or terminate the Plan at any time. However, no action authorized by this Section 17 shall reduce the amount of any existing Award or change the terms and conditions thereof without the participant's consent.

18.      Governing Law.

                  This Plan, Awards granted hereunder and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of New York (regardless of the law that might otherwise govern under applicable New York principles of conflict of laws).

19.      Effective Date.

         The Plan shall be effective as of July 26, 2000 (the "Effective Date") and shall terminate on the 5th anniversary of the Effective Date (unless sooner terminated by the Board).





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